EXHIBIT 99.1

News Release

TANGER REPORTS YEAR END RESULTS FOR 2012
Funds From Operations Increases 16.2%
Same Center NOI Increases 6.0%

Greensboro, NC, February 12, 2013, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported its financial results for the quarter and year ended December 31, 2012. Funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, increased 8.2% for the three months ended December 31, 2012 to $44.7 million, or $0.45 per share, as compared to FFO of $41.3 million, or $0.42 per share, for the three months ended December 31, 2011. For the year ended December 31, 2012, FFO increased 16.2% to $160.9 million, or $1.63 per share, as compared to FFO of $138.5 million, or $1.44 per share, for the year ended December 31, 2011.

“The fourth quarter of 2012 capped off another great year at Tanger. Driven by a 25.5% blended increase in base rental rates on space renewed and released during the year, our consolidated portfolio of operating properties posted a 6.0% increase in same center net operating income. In addition to this solid internal growth, we expanded our footprint by 8.1% during the year with the delivery of two new developments in the United States and the acquisition of two existing properties in Canada," commented Steven B. Tanger, President and Chief Executive Officer. "With the most robust external growth pipeline in our history, we enter 2013 with optimism. In our twentieth year as a public company, outlet shopping is fashionable and the Tanger Outlets brand continues to garner the respect of shoppers and retailers,” he added.

FFO for all periods shown was impacted by a number of charges as described in the summary below (in thousands, except per share amounts):

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
FFO as reported	$44,740	$41,347	$160,879	$138,462
As adjusted for:
Acquisition costs	117	217	117	2,736
Abandoned development costs	—	—	—	158
AFFO adjustments from unconsolidated joint ventures (1)	478	—	1,370	—
Impact of above adjustments to the allocation of earnings to participating securities	(6)	(2)	(14)	(26)
Adjusted FFO ("AFFO")	$45,329	$41,562	$162,352	$141,330
Diluted weighted average common shares	98,699	98,409	98,605	96,021
AFFO per share	$0.46	$0.42	$1.65	$1.47

(1)	Includes our share of acquisition costs, abandoned development costs and gain on early extinguishment of debt from unconsolidated joint ventures.

Net income available to common shareholders for the three months ended December 31, 2012 increased 35.3% to $17.8 million or $0.19 per share, as compared to net income of $13.2 million, or $0.15 per share for the three months ended December 31, 2011. For the year ended December 31, 2012, net income available to common shareholders increased 19.3% to $52.4 million, or $0.57 per share, as compared to net income of $44.0 million, or $0.52 per share for the year ended December 31, 2011. Net income available to common shareholders for the above periods was also impacted by the charges described above.

Net income and FFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.

Highlights for 2012

•	Same center net operating income increased 4.7% during the quarter, 6.0% for the year, marking the 32nd consecutive quarter of same center net operating income growth

•	25.5% blended increase in average base rental rates on renewed and released space for 2012, compared to 23.4% in 2011

•
Period-end consolidated portfolio occupancy rate of 98.9% at December 31, 2012, up from 98.8% at December 31, 2011 and 98.6% at September 30, 2012, which marks the 32nd consecutive year of year-end consolidated occupancy of 95% or greater

•	Comparable tenant sales for the consolidated portfolio of $376 per square foot for the year ended December 31, 2012

•
Consolidated comparable tenant sales, excluding 8 centers that experienced closings of a day or more due to Hurricane Sandy, increased 1.4% for the quarter and 3.4% increase for the year ended December 31, 2012

•	Debt-to-total market capitalization ratio of 24.4% as of December 31, 2012, compared to 26.3% last year

•	Interest coverage ratio of 4.18 times, compared to 4.07 times last year

•	Total market capitalization increased 14.5% to $4.5 billion from $3.9 billion last year

•	Closed on $250 million seven-year unsecured bank term loan, bearing interest at LIBOR plus 180 basis points, on February 24, 2012

•	Increased quarterly common share cash dividend on April 5, 2012, from $0.20 to $0.21, $0.84 per share annualized, representing the 19th consecutive year of increased cash dividends

•	Announced the completion of the renovation of Tanger Outlets Ocean City on May 15, 2012, after having acquired the property in July 2011

•	Received an upgrade in outlook from Moody's Investor Services on June 8, 2012, from Baa2 Stable to Baa2 Positive

•	Announced a joint venture for the proposed development of a Tanger Outlet Center at Foxwoods Resort Casino in Mashantucket, Connecticut on June 18, 2012

•	Announced the expansion of Tanger Outlets Gonzales in Gonzales, Louisiana on July 26, 2012

•	Opened Tanger Outlets Texas City in the Houston, Texas market on October 19, 2012

•	Closed on the acquisition of two outlet centers in the Montreal, Quebec market; Saint-Sauveur on November 1, 2012, and Bromont on November 2, 2012

•	Opened the company's newest center, Tanger Outlets Westgate, in the Phoenix market near Glendale, Arizona on November 15, 2012

•	Announced 50/50 joint ventures for the proposed development of outlet centers in the Charlotte, North Carolina and Columbus, Ohio markets on November 28, 2012

•	Broke ground on a new Tanger Outlet Center in the National Harbor development, on the Potomac River near Washington D.C. in Prince George's County, Maryland on November 29, 2012

Balance Sheet Summary
On February 24, 2012, the company closed on the $250 million seven-year unsecured bank term loan. Based on Tanger's current credit ratings, the loan bears interest at LIBOR plus 180 basis points. The facility matures February 2019, and is prepayable without penalty beginning February 2015. Proceeds were used to reduce the outstanding balances on Tanger's unsecured lines of credit and for general corporate purposes.
As of December 31, 2012, Tanger had a total market capitalization of approximately $4.5 billion including $1.1 billion of debt outstanding, equating to a 24.4% debt-to-total market capitalization ratio. The company had $178.3 million outstanding on its $520.0 million in available unsecured lines of credit and 60.8% of Tanger's debt was at fixed interest rates. During 2012, Tanger continued to maintain a strong interest coverage ratio of 4.18 times.
North American Portfolio Drives Operating Results
During 2012, Tanger executed 458 leases, totaling 1,986,065 square feet throughout its consolidated portfolio. Lease renewals during the year accounted for 1,536,212 square feet, which generated a 16.3% increase in average base rental rates. For space re-tenanted during 2012, average base rental rates increased 54.0% and accounted for the remaining 449,853 square feet.

Same center net operating income increased 6.0% in 2012, compared to 5.3% last year. For the fourth quarter of 2012, same center net operating income increased 4.7%. Approximately 25.0% of the company's consolidated portfolio was affected by closings related to Hurricane Sandy, including Atlantic City, New Jersey; Kittery, Maine; Nags Head, North Carolina; Ocean City, Maryland; Rehoboth Beach, Delaware; Riverhead, New York; Tilton, New Hampshire and Westbrook, Connecticut. Excluding these properties, reported tenant comparable sales for Tanger's consolidated portfolio increased 3.4% for the year ended and 1.4% for the three months ended December 31, 2012. Including these centers, consolidated tenant comparable sales increased 2.9% to $376 per square foot for the year, and decreased 0.9% for the fourth quarter.

Investment Activities Provide Potential Future Growth
Tanger Outlets Texas City was the first of two new Tanger Outlet Centers to open during the year. The project is a 50/50 joint venture with Simon Property Group, and is located approximately 30 miles south of Houston and 20 miles north of Galveston on the highly traveled Interstate 45, off Exit 17 at Holland Road. The center opened 97% leased on October 19, 2012 and was well received by shoppers and tenants. Over 85 brand name and designer outlet stores are featured, including American Eagle, Banana Republic, Brooks Brothers, Coach, Columbia, Gap, J. Crew, Kenneth Cole, Levi's, Michael Kors, Nike, Nine West, Polo Ralph Lauren, Puma, Skechers, Under Armour and more. The center currently totals approximately 353,000 square feet, with ample room to expand to a total build out of approximately 470,000 square feet.
Tanger Outlets Westgate opened 92% leased on November 15, 2012 in the Phoenix market, just in time for the holiday shopping season. The project is a joint venture in which Tanger owns a 58% interest. Located in Glendale, Arizona on the Loop 101 and Glendale Avenue, the center is adjacent to Westgate City Center, Jobing.com Arena, home of the NHL's Phoenix Coyotes, University of Phoenix Stadium, home of the NFL's Arizona Cardinals, Cabela's and The Renaissance Glendale Hotel and Spa. Over 80 brand name and designer outlet stores are featured, including American Eagle, Banana Republic Factory Store, Brooks Brothers Factory Store, Calvin Klein, Coach Factory Store, Cole Hahn, Fossil, Gap Outlet, GUESS, Gymboree, H&M, IZOD, J.Crew, Michael Kors, Nike Factory Store, Nine West, Puma, Skechers, Tommy Hilfiger, Under Armour, White House Black Market and more. The center currently totals approximately 332,000 square feet, with ample room to expand to a total build out of approximately 410,000 square feet.
Acquired in July 2011, Tanger Outlets Ocean City, was one of two construction projects at existing Tanger centers during 2012. On May 15, 2012, the company announced the completion of this $3 million renovation. The re-branding and renovation of the center upgraded its tenant mix, attracting great brands including Coach, Chico's, and Under Armour. As a testament to the company's commitment to customer service, a shopper services area was also added to the center.

On July 26, 2012, the company announced an $8 million expansion of Tanger Outlets Gonzales in Gonzales, Louisiana. The project will add approximately 40,000 sf to the center, including new stores such as American Eagle, Ann Taylor Loft, Brooks Brothers, J. Crew, Talbots, and Under Armour. We currently expect the expansion will open in the spring of 2013.
Currently under construction, we expect Tanger Outlets National Harbor will be the next new Tanger Outlet Center to be delivered to tenants and shoppers. Originally announced in May 2011, Tanger and its 50/50 joint venture partner, The Peterson Companies, broke ground on the project on November 29, 2012. Located within the National Harbor waterfront resort in the Washington D.C. Metro area, the site is accessible from I-95, I-295, I-495, and the Woodrow Wilson Bridge. The nation's capital welcomes approximately 33 million tourist visitors annually. When complete, the center will include approximately 340,000 square feet and feature approximately 80 brand name and designer outlet stores.
During 2012, the company also announced three new domestic development projects. On June 18, 2012, Tanger announced plans for Tanger Outlets Foxwoods, to be located at Foxwoods Resort Casino in Mashantucket, Connecticut on the Mashantucket Pequot Indian Reservation. The proposed 312,000 square foot center is designed to connect the casino floors of the resort's two casinos, the MGM Grand and the Grand Pequot Casino. Foxwoods attracts approximately 16 million visitors annually and has more gaming square footage than any other casino in the country. Tanger's ownership interest in the project is expected to be approximately two-thirds.
On November 28, 2012, Tanger and Simon Property Group announced plans for two proposed 50/50 joint venture projects. In the Charlotte, North Carolina market, the partners plan to build an outlet center at Tanger's previously announced site, located 8 miles southwest of uptown Charlotte at the interchange of the two major thoroughfares for the city, I-485 and Steele Creek Road (NC Highway 160). When complete, the center will include approximately 400,000 square feet. The partners also plan to develop in the Columbus, Ohio market, located off the heavily traveled I-71, 20 miles north of downtown and 11 miles north of I-270. When complete, the center will include approximately 350,000 square feet, with ample space to expand to a total build out of approximately 400,000 square feet.
For the Charlotte project, Tanger will provide site development and construction supervision services, Simon will provide management and marketing services, and the center will be branded Charlotte Premium Outlets. In Columbus, Tanger will provide marketing and management services, Simon will provide site development and construction supervision services, and the center will be branded Tanger Outlets Columbus. Both partners will jointly provide leasing services for the projects, which currently are expected to open in 2014.
Tanger has previously announced development sites in Scottsdale, Arizona; Kanata, Ontario in the Ottawa market; and Mississauga, Ontario in the western Toronto market, as well as plans to expand each of its existing Canadian centers in Cookstown, Saint-Sauveur, and Bromont. All of these projects are currently in the predevelopment phase.
In November 2012, Tanger and RioCan Real Estate Investment Trust, through their 50/50 co-ownership agreement, completed the previously announced acquisitions of two existing outlet centers in the Montreal, Quebec market. Les Factoreries Saint-Sauveur is located approximately 35 miles northwest of Montreal adjacent to Highway 15 in the town of Saint-Sauveur, Quebec and is approximately 116,000 square feet with the potential to expand the center to approximately 136,000 square feet. Bromont Outlet Mall is located approximately 50 miles east of Montreal near the eastern townships adjacent to Highway 10 in the town of Bromont, Quebec. The property was built in 2004 and expanded through 2011, and is approximately 163,000 square feet.
The aggregate total purchase price was approximately $94.8 million, including the assumption of in place financing of $18.7 million at Les Factoreries Saint-Sauveur, which carries a weighted average interest rate of 5.7% and matures in 2015 and 2020. Tanger is providing leasing and marketing services and RioCan is providing development and property management services. The co-owners intend to add value by expanding the properties, rebranding them under the Tanger Outlets flag, implementing the co-owners' operational and marketing programs, and over time, improving the tenant mix through the utilization of Tanger's strong outlet retailer relationships.

Tanger Expects Solid FFO Per Share In 2013
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income available to common shareholders for 2013 will be between $0.76 and $0.81 per share and its FFO available to common shareholders for 2013 will be between $1.76 and $1.81 per share.
The company's earnings estimates reflect a projected increase in same-center net operating income of approximately 4%, and average general and administrative expense of approximately $9.5 million to $10.0 million per quarter.  The company's estimates do not include the impact of any rent termination fees, any potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any properties. The following table provides a reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

For the year ended December 31, 2013:
	Low Range	High Range
Estimated diluted net income per share	$0.76	$0.81
Noncontrolling interest, gain/loss on acquisition of real
estate, depreciation and amortization uniquely
significant to real estate including noncontrolling
interest share and our share of joint ventures	$1.00	$1.00
Estimated diluted FFO per share	$1.76	$1.81

Year End Conference Call

Tanger will host a conference call to discuss its 2012 year end results for analysts, investors and other interested parties on Wednesday, February 13, 2013, at 10 a.m. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers 2012 Year End Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link on www.tangeroutlet.com. A telephone replay of the call will be available from February 13, 2013 at 1:00 p.m. eastern time through 11:59 p.m., February 20, 2013 by dialing 1-855-859-2056, conference ID # 85796683. An online archive of the broadcast will also be available through February 20, 2013.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 43 upscale outlet shopping centers in 26 states coast to coast and in Canada, totaling approximately 12.9 million square feet leased to over 2,700 stores operated by more than 460 different brand name companies. More than 175 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2012. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income per share, FFO per share, same center net operating income and general and administrative expenses, as well as other statements regarding plans for new developments and expansions, the expected timing of the commencement of construction and the grand openings of the current developments, the company's intention and plans to improve two outlet centers in Montreal, Quebec through a joint venture with RioCan Real Estate Investment Trust, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, coverage of the current dividend and management's beliefs, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.
These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal years ended December 31, 2011, and December 31, 2012 when available.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
REVENUES
Base rentals (a)	$59,769	$58,007	$235,233	$207,637
Percentage rentals	4,630	3,872	11,172	9,084
Expense reimbursements	26,963	24,826	100,074	89,620
Other income	3,574	2,435	10,518	8,882
Total revenues	94,936	89,140	356,997	315,223
EXPENSES
Property operating	29,481	27,192	111,160	100,246
General and administrative	9,715	8,237	37,452	30,132
Acquisition costs (b)	117	217	117	2,736
Abandoned development costs (c)	—	—	—	158
Depreciation and amortization	23,436	25,228	98,683	84,015
Total expenses	62,749	60,874	247,412	217,287
Operating income	32,187	28,266	109,585	97,936
Interest expense	12,752	12,386	49,814	45,382
Income before equity in losses of unconsolidated joint ventures	19,435	15,880	59,771	52,554
Equity in losses of unconsolidated joint ventures	(421)	(742)	(3,295)	(1,565)
Net income	19,014	15,138	56,476	50,989
Noncontrolling interests in Operating Partnership	(952)	(1,787)	(3,267)	(6,356)
Noncontrolling interests in other consolidated partnerships	(6)	6	19	8
Net income attributable to Tanger Factory Outlet Centers, Inc.	18,056	13,357	53,228	44,641
Allocation of earnings to participating securities	(208)	(163)	(784)	(684)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$17,848	$13,194	$52,444	$43,957

Basic earnings per common share:
Net income	$0.19	$0.15	$0.57	$0.53

Diluted earnings per common share:
Net income	$0.19	$0.15	$0.57	$0.52

a.	Includes straight-line rent and market rent adjustments of $757 and $969 for the three months ended and $4,452 and $4,526 for the years ended December 31, 2012 and 2011, respectively.

b.	Represents potential acquisition related expenses incurred for the three months ended and for the years ended December 31, 2012 and December 31, 2011, respectively.

c.	Represents the write-off of costs associated with abandoned development projects for the year ended December 31, 2011.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
Rental property
Land	$148,002	$148,002
Buildings, improvements and fixtures	1,796,042	1,764,494
Construction in progress	3,308	3,549
	1,947,352	1,916,045
Accumulated depreciation	(582,859)	(512,485)
Total rental property, net	1,364,493	1,403,560
Cash and cash equivalents	10,335	7,894
Investments in unconsolidated joint ventures	126,632	28,481
Deferred lease costs and other intangibles, net	101,040	120,636
Deferred debt origination costs, net	9,083	8,861
Prepaids and other assets	60,842	52,383
Total assets	$1,672,425	$1,621,815

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $1,967 and $2,237, respectively)	$548,033	$547,763
Unsecured term loans (net of discount of $547 and $692, respectively)	259,453	9,308
Mortgages payable (including premium of $6,362 and $7,434, respectively)	107,745	111,379
Unsecured lines of credit	178,306	357,092
Total debt	1,093,537	1,025,542
Construction trade payables	7,084	13,656
Accounts payable and accrued expenses	41,149	37,757
Other liabilities	16,780	16,428
Total liabilities	1,158,550	1,093,383

Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 94,061,384 and 86,727,656 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively (1)	941	867
Paid in capital (1)	766,056	720,073
Accumulated distributions in excess of net income	(285,588)	(261,913)
Accumulated other comprehensive income	1,200	1,535
Equity attributable to Tanger Factory Outlet Centers, Inc.	482,609	460,562
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership (1)	24,432	61,027
Noncontrolling interests in other consolidated partnerships	6,834	6,843
Total equity	513,875	528,432
Total liabilities and equity	$1,672,425	$1,621,815

(1)	For the year ended December 31, 2012, reflects the exchange of 1,682,507 units of the Operating Partnership owned by noncontrolling interests into 6,730,028 common shares of the company.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
FUNDS FROM OPERATIONS (a)
Net income	$19,014	$15,138	$56,476	$50,989
Adjusted for:
Depreciation and amortization uniquely significant to real estate - consolidated	23,217	25,019	97,760	83,275
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	2,996	1,253	8,105	5,175
Impairment charge - unconsolidated joint venture	—	300	140	300
Funds from operations (FFO)	45,227	41,710	162,481	139,739
FFO attributable to noncontrolling interests in other consolidated partnerships	(36)	(18)	(26)	(37)
Allocation of earnings to participating securities	(451)	(345)	(1,576)	(1,240)
Funds from operations available to common shareholders	$44,740	$41,347	$160,879	$138,462
Funds from operations available to common shareholders per share - diluted	$0.45	$0.42	$1.63	$1.44

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	92,845	85,891	91,733	83,000
Effect of notional units	868	964	846	965
Effect of exchangeable notes	—	—	—	93
Effect of outstanding options	94	62	82	71
Diluted weighted average common shares (for earnings per share computations)	93,807	86,917	92,661	84,129
Exchangeable operating partnership units (b)	4,892	11,492	5,944	11,892
Diluted weighted average common shares (for funds from operations per share computations)	98,699	98,409	98,605	96,021

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	10,737	10,724	10,737	10,724
Partially owned - unconsolidated	2,156	1,111	2,156	1,111

Outlet centers in operation at end of period -
Consolidated	36	36	36	36
Partially owned - unconsolidated	7	3	7	3

States operated in at end of period (c)	24	24	24	24
Occupancy at end of period (c)	98.9%	98.8%	98.9%	98.8%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

c.	Excludes the centers in which we have ownership interests in but are held in unconsolidated joint ventures.